EXHIBIT 99

PRESS RELEASE	Contact:	Victor M. Perez, CFO
Allis-Chalmers Energy
713-369-0550
FOR IMMEDIATE RELEASE
Lisa Elliott, Sr. VP
DRG&E/ 713-529-6600
ALLIS-CHALMERS ENERGY REPORTS RECORD
SECOND QUARTER 2006 RESULTS
2nd quarter income from operations increased 444.6% to $15.9 million
2nd quarter net income increased 442.3% to $9.6 million, or $0.50 per diluted share
HOUSTON, TEXAS, July 20, 2006 — Allis-Chalmers Energy Inc. (AMEX: ALY) today announced record results for the three months ended June 30, 2006.
     Revenues for the second quarter 2006 rose 156.4% to $60.5 million compared to $23.6 million for the second quarter of 2005. The solid growth in revenues was due to continued success with integrating recent acquisitions while expanding operating locations, personnel and equipment and growing our customer base in response to strong demand for our products and services.
     Income from operations grew 444.6%, which was substantially higher than the percentage growth in revenues, to $15.9 million for second quarter 2006, from $2.9 million in last year’s second quarter. EBITDA increased 396.8% to $20.4 million for the second quarter of 2006, from $4.1 million in the second quarter of 2005. EBITDA is a non-GAAP item, and we provide additional information and discussion regarding EBITDA later in this release.
     Net income for the second quarter of 2006 attributed to common shares increased 442.3% to $9.6 million, or $0.50 per diluted share, compared to net income of $1.8 million, or $0.12 per diluted share, in the second quarter of 2005. Weighted average shares of common stock outstanding on a diluted basis increased to 19.1 million shares for the second quarter of 2006 from 15.1 million shares for the second quarter of 2005.
     Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer stated, “The integration of Specialty Rental Tools and Rogers Oil Tools Services into the operations of Allis-Chalmers Energy occurred at a much faster pace than anticipated. We executed our organic growth strategy of asset rationalization leveraging our customer relationships, consolidating management and physical assets successfully. This resulted in revenues and operating income far exceeding management estimates in the Second Quarter.
     “We continued, in this quarter, to reap the benefits of our increased capital expenditure investment in both underbalanced and directional drilling, which, once again, resulted in revenues and operating income exceeding our expectations. The ability of our sales force to aggressively utilize these assets at very favorable pricing levels has resulted in outstanding operating performance,” continued Mr. Hidayatallah.
     Revenue for the first six months of 2006 rose 150.4% to $107.5 million compared to $42.9 million for the first six months of 2005. Income from operations grew to $24.5 million in 2006 from $5.2 million during the comparable six months in 2005, representing a 374.8% increase. Net income for the first six months of 2006 rose 320.2% to $14.0 million, or $0.74 per diluted shares, from net income of $3.3 million or $0.22 per diluted share in the first six months of 2005. Weighted average shares of common stock outstanding on a diluted basis increased to 19.0 million shares for the six month period of 2006 from 14.9 million shares for the same period of 2005.
Segment Results:
•	Directional Drilling. Operating income for our directional drilling services business segment increased 192.1% to $4.4 million from $1.5 million in the second quarter of 2005. Operating margin for this segment grew to 23.8% in the second quarter of 2006, compared to 13.7% during the comparable quarter last year. The increase in operating income was due to strong demand for directional drilling services, an improved pricing environment, our ability to attract and retain a growing base of experienced drillers, investments made in six additional measurement-while-drilling kits and the positive effect of Target Energy, which we acquired in October 2005.

•	Rental Tools. Operating income in our rental tools business segment rose to $7.3 million during the second quarter of 2006 from $405 thousand in last year’s second quarter, as revenue during the second quarter grew to $12.7 million compared to $1.6 million in last year’s second quarter. The increase in our rental tools revenues and operating income was primarily due to the successful integration of Specialty Rental Tools, which we acquired in the first quarter of 2006. Additionally, with our expanded inventory of quality rental tools and a broader marketing program, both our utilization rate and our product pricing of our newly acquired fleet of tools increased.

•	Casing & Tubing: Operating income for our casing and tubing services business segment increased to $4.3 million in the second quarter of 2006 from $1.4 million in the comparable quarter last year due to investments made in additional equipment, the positive effect of the Rogers Oil Tool Services acquisition and improved market conditions. During the second quarter of 2006, this segment regained its momentum both domestically and in Mexico after demand slowed following the 2005 hurricane season.

•	Compressed Air Drilling. Operating income from our compressed air drilling business segment increased to $3.2 million in the 2006 second quarter from $1.0 million in the comparable 2005 period. This segment continues to post strong growth due to an improved pricing environment, investments made in additional equipment and the effective integration of the air drilling assets acquired in July 2005.

•	Production Services. Operating income in our production services division was $341,000, in the second quarter of 2006 up from $36,000 in the second quarter of 2005. The increase in operating income was due to effectively executing cost cutting measures, enhanced inventory management and an increase in our international customer base.
Conference Call:
     We will host a conference call to discuss our 2006 second quarter financial results and recent developments at 11:00 a.m. Eastern (10:00 a.m. Central) today, July 20, 2006. To participate in the call, please log on to http://www.alchenergy.com or dial (303) 262-2137 and ask for the Allis-Chalmers call at least 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through July 27, 2006, and may be accessed by calling (303) 590-3000 and using the pass code 11066611. A web cast archive will also be available at http://www.alchenergy.com shortly after the call is concluded.
About Allis-Chalmers
Allis-Chalmers Energy Inc., headquartered in Houston, Texas, provides a variety of products and services to the oil and natural gas industry. Through our subsidiaries, we are engaged in providing specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells, directional and horizontal drilling services, compressed air drilling services, services to enhance production through the installation of small diameter coiled tubing through which chemicals are injected into producing wells, workover services with coiled tubing units and the rental of specialized tools for drilling, completing and workover operations. We operate in Texas, Louisiana, New Mexico, Colorado, Oklahoma, the Gulf of Mexico and Mexico.
Forward- Looking Statements
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which we operate, competition, obsolescence of products and services, our ability to obtain financing to support our operations, environmental and other casualty risks, and the effect of government regulation. Further information about the risks and uncertainties that may affect us are set forth in our most recent filings on Form 10-K (including without limitation in the “Risk Factors” section) and in our other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.

Use of EBITDA & Regulation G Reconciliation
This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. We define EBITDA accordingly for the purposes of this press release. However, EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, we believe EBITDA is useful to an investor in evaluating our operating performance because this measure:
• is widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;
• helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results; and
• is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation and to assess compliance in financial ratios, among others.
There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies.
Reconciliations of this financial measure to net income, the most directly comparable GAAP financial measure, are provided in the table below.
Reconciliation of EBITDA to GAAP Net Income
($ in millions)

	For the Three Months
	Ended
	06/30/06	06/30/05
Net income	9.59	1.77
Interest expense, net	3.80	0.65
Income taxes	2.47	0.17
Depreciation and amortization	4.49	1.52

EBITDA(A)	20.35	4.10

(A)	EBITDA includes a non-cash expense of $0.84 million for the second quarter of 2006 for the expensing of stock options in accordance with SFAS 123R.
- Financial table to follow -

ALLIS-CHALMERS ENERGY INC
CONSOLIDATED CONDENSED INCOME STATEMENT
(in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues	$60,470	$23,588	$107,498	$42,922

Cost of Revenues
Direct costs	31,966	15,691	59,081	28,476
Depreciation	3,828	1,092	7,158	2,006

Total cost of revenues	35,794	16,783	66,239	30,482

Gross Margin	24,676	6,805	41,259	12,440

General and administrative	8,139	3,465	15,482	6,459
Amortization	666	426	1,273	820

Income from operations	15,871	2,914	24,504	5,161

Other income (expense)
Interest, net	(3,797)	(645)	(7,425)	(1,166)
Other	(6)	10	20	158

Total other income (expense)	(3,803)	(635)	(7,405)	(1,008)

Net income before minority interest and income taxes	12,068	2,279	17,099	4,153

Minority interest in income of subsidiaries	—	(344)	—	(488)
Provision for income taxes	(2,474)	(166)	(3,081)	(329)

Net income	$9,594	$1,769	$14,018	$3,336

Net income per common share:
Basic	$0.53	$0.13	$0.80	$0.24

Diluted	$0.50	$0.12	$0.74	$0.22

Weighted average shares outstanding:
Basic	18,050	13,967	17,578	13,800

Diluted	19,140	15,103	19,000	14,900

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands, except for share amounts)

	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS

Cash and cash equivalents	$6,208	$1,920
Trade receivables, net	49,114	26,964
Inventory	9,897	5,945
Prepaid expenses and other	2,655	823

Total current assets	67,874	35,652

Property and equipment, net	185,750	80,574
Goodwill	12,417	12,417
Other intangibles assets, net	7,131	6,783
Debt issuance costs, net	6,187	1,298
Other assets	1,327	631

Total assets	$280,686	$137,355

LIABILITIES AND STOCKHOLDERS EQUITY

Current maturities of long-term debt	$4,059	$5,632
Trade accounts payable	9,616	9,018
Accrued salaries, benefits and payroll taxes	2,270	1,271
Accrued interest	6,654	289
Accrued income taxes	1,686	668
Accrued expenses	6,095	3,682
Accounts payable, related parties	—	60

Total current liabilities	30,380	20,620

Accrued post retirement benefit obligations	319	335
Long-term debt, net of current maturities	165,957	54,937
Other long-term liabilites	749	588

Total liabilities	197,405	76,480

Commitments and Contingencies

Stockholders Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	185	169
Capital in excess of par value	67,261	58,889
Retained earnings (deficit)	15,835	1,817

Total stockholders equity	83,281	60,875

Total liabilities and stockholders equity	$280,686	$137,355

ALLIS-CHALMERS ENERGY INC.
SEGMENT INFORMATION

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue
Directional drilling services	$18,315	$10,934	$33,369	$20,835
Rental tools	12,707	1,566	23,128	1,939
Casing and tubing services	14,569	3,933	24,028	7,493
Compressed air drilling services	10,949	4,866	20,048	9,047
Production services	3,930	2,289	6,925	3,608

	$60,470	$23,588	$107,498	$42,922

Operating Income (Loss)
Directional drilling services	$4,367	$1,495	$6,972	$3,373
Rental tools	7,308	405	12,306	325
Casing and tubing services	4,314	1,354	6,165	2,681
Compressed air drilling services	3,204	1,002	5,441	1,529
Production services	341	36	618	(3)
General corporate	(3,663)	(1,378)	(6,998)	(2,744)

	$15,871	$2,914	$24,504	$5,161

Depreciation and Amortization
Directional drilling services	$359	$207	$648	$357
Rental tools	1,715	176	3,386	264
Casing and tubing services	1,069	468	1,768	908
Compressed air drilling services	731	422	1,415	870
Production services	299	189	592	325
General corporate	321	56	622	102

	$4,494	$1,518	$8,431	$2,826

Capital Expenditures
Directional drilling services	$707	$937	$3,405	$1,200
Rental tools	417	7	1,101	24
Casing and tubing services	4,373	217	5,500	1,857
Compressed air drilling services	792	1,147	3,016	1,926
Production services	365	253	1,046	273
General corporate	6	174	178	183

	$6,660	$2,735	$14,246	$5,463

####